                                                                  EXHIBIT 99(c)2


                        FIFTH AMENDMENT
                              to
        RIGHTS AGREEMENT DATED AS OF NOVEMBER 25, 1986
        ----------------------------------------------

     FIFTH AMENDMENT (the "Amendment") dated as of April 5,
                           ----------
1996 to the Rights Agreement dated as of November 25, 1986, as amended (the "Rights Agreement"), between Bird Corporation (the
              ----------------
"Company") and American Stock Transfer & Trust Company (the
 -------
"Rights Agent").
 ------------
                          WITNESSETH:

          WHEREAS, the Company intends to enter into an Amended and Restated Agreement and Plan of Merger dated as of April 8, 1996 (the "Merger Agreement") with CertainTeed Corporation, a
           ----------------
Delaware corporation ("CertainTeed"), and BI Expansion
                       -----------
Corporation, a Massachusetts corporation ("Acquisition Sub")
                                           ---------------
and a wholly owned subsidiary of CertainTeed, pursuant to which
(i) Acquisition Sub will make an offer to purchase all outstanding shares of common stock and preference stock of the Company on the terms set forth therein (the "Offer"), (ii)
                                             -----
Acquisition Sub will merge (the "Merger") with and into the
                                 ------
Company, which will thereby become a wholly owned subsidiary of CertainTeed, and (iii) the Company's shareholders (other than shareholders who perfect appraisal rights) will be entitled to receive the consideration provided in the Merger Agreement upon consummation of the Merger;

          WHEREAS, the Company has determined that this Amendment shall not adversely affect the interests of the holders of the Rights Certificates;

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 thereof and this Amendment;

          WHEREAS, it is contemplated that this Amendment be executed by the Company and the Rights Agent before the Company enters into the Merger Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

          1.  The Rights Agreement is hereby amended by adding
the following new Section 34 after Section 33 thereof:
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                                      -2-



                  "Section 34.  CertainTeed Offer and Merger.
                                ----------------------------
      Notwithstanding anything to the contrary herein, neither CertainTeed Corporation, a Delaware corporation ("CertainTeed"), nor BI Expansion Corp., a Massachusetts corporation ("Acquisition Sub"), or any affiliate thereof shall be considered an Acquiring Person under this Agreement and no Stock Acquisition Date, Triggering Event or Distribution Date has occurred or will occur, in any such case as a result of the approval, execution or delivery of, or commencement or consummation of the transactions contemplated by, the Amended and Restated Agreement and Plan of Merger dated as of April 8, 1996 by and among the Company, CertainTeed and Acquisition Sub, including, without limitation the Offer (as defined in such Merger Agreement); provided, however, that in the
                              --------  -------
      event that CertainTeed or Acquisition Sub or any affiliate of CertainTeed becomes the Beneficial Owner of any shares of Common Stock otherwise than pursuant to such Offer or Merger Agreement the provisions of this sentence (other than this proviso) shall not be applicable to such shares of Common Stock which CertainTeed or Acquisition Sub or any affiliate of CertainTeed so otherwise became the Beneficial Owner."

; provided, however, that immediately upon (but not prior to)
  --------  -------
execution and delivery of the Merger Agreement the above
Section 34 shall be renumbered Section 33 and Section 33 added pursuant to the Fourth Amendment to the Rights Agreement dated March 14, 1996 shall be deleted in its entirety.

            2. Exhibit B to the Rights Agreement is hereby amended by adding the following paragraph before the last paragraph thereof:

                  "Notwithstanding anything to the contrary in the Rights Agreement, neither CertainTeed Corporation, a Delaware corporation ("CertainTeed"), nor BI Expansion Corp., a Massachusetts corporation ("Acquisition Sub"), or any affiliate thereof will be considered an Acquiring
      Person under the Rights Agreement and no Stock Acquisition Date, Triggering Event or Distribution Date has occurred or will occur, in any such case as a result of the
      approval, execution or delivery of, or commencement or consummation of the transactions contemplated by, the Amended and Restated Agreement and Plan of Merger dated as of April 8, 1996 by and among the Company, CertainTeed and Acquisition Sub, including, without limitation the Offer
      (as defined in
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                                      -3-

      such Merger Agreement); provided, however, that in the
                              --------  -------
      event that CertainTeed or Acquisition Sub or any affiliate of CertainTeed becomes the Beneficial Owner of any shares of Common Stock otherwise than pursuant to such Offer or Merger Agreement the provisions of this sentence (other than this proviso) shall not be applicable to such shares of Common Stock which CertainTeed or Acquisition Sub or any affiliate of CertainTeed so otherwise became the Beneficial Owner."

; provided, however, that immediately upon (but not prior to)
  --------  -------
the execution and delivery of the Merger Agreement the paragraph added to Exhibit B to the Rights Agreement by the Fourth Amendment to the Rights Agreement dated March 14, 1996 shall be deleted in its entirety.

            3.    The term "Agreement" as used in the Rights
Agreement shall be deemed to refer to the Rights Agreement as amended to the date hereof.

            4. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely with such Commonwealth.

            5.    This Amendment may be executed in any number of
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same
instrument.
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                                      -4-



            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.


                                    BIRD CORPORATION


                                    By:     /s/ Frank Anthony
                                       ------------------------
                                          Name:  Frank Anthony
                                          Title: Vice President


                                    AMERICAN STOCK TRANSFER & TRUST
                                    COMPANY


                                    By:     /s/ Robert Shiner
                                       ------------------------
                                          Name:  Robert Shiner
                                          Title: Vice President